Exhibit 99.8

PART I—FINANCIAL INFORMATION

Item 1.	Financial Statements

RAIT Financial Trust

Consolidated Balance Sheets

(Unaudited and dollars in thousands, except share and per share information)

	As of June 30, 2010	As of December 31, 2009
Assets
Investments in mortgages and loans, at amortized cost:
Commercial mortgages, mezzanine loans, other loans and preferred equity interests	$1,388,312	$1,467,566
Allowance for losses	(78,672)	(86,609)

Total investments in mortgages and loans	1,309,640	1,380,957
Investments in real estate	803,548	738,235
Investments in securities and security-related receivables, at fair value	681,815	694,897
Cash and cash equivalents	28,944	25,034
Restricted cash	155,027	156,167
Accrued interest receivable	34,884	37,625
Other assets	25,323	28,105
Deferred financing costs, net of accumulated amortization of $8,041 and $7,290, respectively	21,108	23,778
Intangible assets, net of accumulated amortization of $1,479 and $82,929, respectively	3,487	10,178

Total assets	$3,063,776	$3,094,976

Liabilities and Equity
Indebtedness (including $165,607 and $234,433 at fair value, respectively)	$1,943,539	$2,077,123
Accrued interest payable	19,326	17,432
Accounts payable and accrued expenses	17,193	21,889
Derivative liabilities	236,780	186,986
Deferred taxes, borrowers’ escrows and other liabilities	22,984	21,625

Total liabilities	2,239,822	2,325,055
Equity:
Shareholders’ equity:
Preferred shares, $0.01 par value per share, 25,000,000 shares authorized;
7.75% Series A cumulative redeemable preferred shares, liquidation preference $25.00 per share, 2,760,000 shares issued and outstanding	28	28
8.375% Series B cumulative redeemable preferred shares, liquidation preference $25.00 per share, 2,258,300 shares issued and outstanding	23	23
8.875% Series C cumulative redeemable preferred shares, liquidation preference $25.00 per share, 1,600,000 shares issued and outstanding	16	16
Common shares, $0.01 par value per share, 200,000,000 shares authorized, 85,317,328 and 74,420,598 issued and outstanding, including 14,159 unvested restricted share awards at December 31, 2009	853	744
Additional paid in capital	1,655,835	1,630,428
Accumulated other comprehensive income (loss)	(143,418)	(118,973)
Retained earnings (deficit)	(691,661)	(745,262)

Total shareholders’ equity	821,676	767,004
Noncontrolling interests	2,278	2,917

Total equity	823,954	769,921

Total liabilities and equity	$3,063,776	$3,094,976

The accompanying notes are an integral part of these consolidated financial statements.

RAIT Financial Trust

Consolidated Statements of Operations

(Unaudited and dollars in thousands, except share and per share information)

	For the Three-Month Periods Ended June 30		For the Six-Month Periods Ended June 30
	2010	2009	2010	2009
Revenue:
Investment interest income	$39,173	$130,388	$80,503	$281,481
Investment interest expense	(23,233)	(91,860)	(46,788)	(194,880)

Net interest margin	15,940	38,528	33,715	86,601
Rental income	17,685	10,624	33,760	19,510
Fee and other income	3,512	8,679	12,351	11,499

Total revenue	37,137	57,831	79,826	117,610
Expenses:
Real estate operating expense	14,828	9,873	27,265	18,184
Compensation expense	6,886	6,022	14,938	11,660
General and administrative expense	5,367	5,272	10,257	9,529
Provision for losses	7,644	66,096	24,994	185,600
Asset impairments	—	46,015	—	46,015
Depreciation expense	6,845	5,011	12,673	8,561
Amortization of intangible assets	168	352	523	667

Total expenses	41,738	138,641	90,650	280,216

Income (loss) before other income (expense), taxes and discontinued operations	(4,601)	(80,810)	(10,824)	(162,606)
Interest and other income (expense)	226	2,236	317	2,049
Gains (losses) on sale of assets	7,692	(313,758)	11,616	(313,758)
Gains on extinguishment of debt	17,202	12,349	37,012	47,556
Change in fair value of financial instruments	4,446	91,357	20,883	(8,448)
Unrealized gains (losses) on interest rate hedges	51	(244)	38	(486)
Equity in income (loss) of equity method investments	—	(1)	4	(8)

Income (loss) before taxes and discontinued operations	25,016	(288,871)	59,046	(435,701)
Income tax benefit (provision)	(96)	(693)	(143)	(657)

Income (loss) from continuing operations	24,920	(289,564)	58,903	(436,358)
Income (loss) from discontinued operations	456	303	926	(1,317)

Net income (loss)	25,376	(289,261)	59,829	(437,675)
(Income) loss allocated to preferred shares	(3,415)	(3,415)	(6,821)	(6,821)
(Income) loss allocated to noncontrolling interests	358	4,809	593	12,397

Net income (loss) allocable to common shares	$22,319	$(287,867)	$53,601	$(432,099)

Earnings (loss) per share—Basic:
Continuing operations	$0.27	$(4.43)	$0.68	$(6.63)
Discontinued operations	0.01	—	0.01	(0.02)

Total earnings (loss) per share—Basic	$0.28	$(4.43)	$0.69	$(6.65)

Weighted-average shares outstanding—Basic	80,340,703	64,995,483	77,661,419	64,972,363

Earnings (loss) per share—Diluted:
Continuing operations	$0.26	$(4.43)	$0.67	$(6.63)
Discontinued operations	0.01	—	0.01	(0.02)

Total earnings (loss) per share—Diluted	$0.27	$(4.43)	$0.68	$(6.65)

Weighted-average shares outstanding—Diluted	82,260,906	64,995,483	78,784,783	64,972,363

Distributions declared per common share	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

RAIT Financial Trust

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited and dollars in thousands)

	For the Three-Month Periods Ended June 30		For the Six-Month Periods Ended June 30
	2010	2009	2010	2009
Net income (loss)	$25,376	$(289,261)	$59,829	$(437,675)
Other comprehensive income (loss):
Change in fair value of interest rate hedges	(27,473)	24,451	(42,703)	21,689
Reclassification adjustments associated with unrealized losses (gains) from interest rate hedges included in net income (loss)	(51)	244	(38)	486
Realized (gains) losses on interest rate hedges reclassified to earnings	11,546	11,597	23,271	24,959
Change in fair value of available-for-sale securities	(841)	205	(4,975)	(13,580)
Realized (gains) losses on available-for-sale securities reclassified to earnings	—	44,275	—	44,275
Realized (gains) losses on sales of assets of VIEs	—	28,196	—	28,196

Total other comprehensive income (loss)	(16,819)	108,968	(24,445)	106,025

Comprehensive income (loss) before allocation to noncontrolling interests	8,557	(180,293)	35,384	(331,650)
Allocation to noncontrolling interests	358	4,809	593	11,720

Comprehensive income (loss)	$8,915	$(175,484)	$35,977	$(319,930)

The accompanying notes are an integral part of these consolidated financial statements.

RAIT Financial Trust

Consolidated Statements of Cash Flows

(Unaudited and dollars in thousands)

	For the Six-Month Periods Ended June 30
	2010	2009
Operating activities:
Net income (loss)	$59,829	$(437,675)
Adjustments to reconcile net income (loss) to cash flow from operating activities:
Provision for losses	24,994	185,600
Share-based compensation expense	2,292	2,139
Depreciation and amortization	14,421	10,451
Amortization of deferred financing costs and debt discounts	1,191	8,139
Accretion of discounts on investments	(2,732)	(3,377)
(Gains) losses on sales of assets	(11,882)	315,810
Gains on extinguishment of debt	(37,012)	(47,556)
Change in fair value of financial instruments	(20,883)	8,448
Unrealized (gains) losses on interest rate hedges	(38)	486
Equity in (income) loss of equity method investments	(4)	8
Asset impairments	—	46,015
Unrealized foreign currency (gains) losses on investments	(189)	(438)
Changes in assets and liabilities:
Accrued interest receivable	1,554	6,533
Other assets	1,947	(1,365)
Accrued interest payable	(20,363)	6,956
Accounts payable and accrued expenses	(4,645)	(3,382)
Deferred taxes, borrowers’ escrows and other liabilities	(5,641)	(49,783)

Cash flow from operating activities	2,839	47,009
Investing activities:
Proceeds from sales of other securities	14,626	—
Purchase and origination of loans for investment	(17,574)	(23,363)
Principal repayments on loans	22,465	259,306
Investment in Jupiter Communities	—	(1,300)
Investments in real estate	(9,161)	(4,054)
Proceeds from dispositions of real estate	5,124	—
Proceeds from sale of collateral management rights	14,106	—
(Increase) decrease in restricted cash	4,438	11,954

Cash flow from investing activities	34,024	242,543
Financing activities:
Proceeds from issuance of convertible senior debt and other indebtedness	—	1,177
Repayments on secured credit facilities, repurchase agreements and other indebtedness	(11,599)	(13,992)
Repayments on residential mortgage-backed securities	—	(223,335)
Proceeds from issuance of CDO notes payable	—	50
Repayments and repurchase of CDO notes payable	(8,172)	(31,776)
Repayments and repurchase of convertible senior notes	(10,512)	(1,446)
Acquisition of noncontrolling interests in CDOs	(46)	—
Payments for deferred costs	(187)	(95)
Common share issuance, net of costs incurred	4,384	73
Distributions paid to preferred shares	(6,821)	(6,821)

Cash flow from financing activities	(32,953)	(276,165)

Net change in cash and cash equivalents	3,910	13,387
Cash and cash equivalents at the beginning of the period	25,034	27,463

Cash and cash equivalents at the end of the period	$28,944	$40,850

Supplemental cash flow information:
Cash paid for interest	$23,084	$196,520
Cash paid (refunds received) for taxes	(1,781)	—
Non-cash decrease in trust preferred obligations	—	(223,334)
Non-cash increase in investments in real estate from the conversion of loans	52,687	258,545
Non-cash decrease in convertible senior notes from extinguishment of debt	(24,530)	—

The accompanying notes are an integral part of these consolidated financial statements.

RAIT Financial Trust

Notes to Consolidated Financial Statements

As of June 30, 2010

(Unaudited and dollars in thousands, except share and per share amounts)

NOTE 1: THE COMPANY

RAIT Financial Trust invests in and manages a portfolio of real-estate related assets and provides a comprehensive set of debt financing options to the real estate industry. References to “RAIT”, “we”, “us”, and “our” refer to RAIT Financial Trust and its subsidiaries, unless the context otherwise requires. We conduct our business through our subsidiaries, RAIT Partnership, L.P. and Taberna Realty Finance Trust, or Taberna, as well as through their respective subsidiaries. RAIT is a self-managed and self-advised Maryland real estate investment trust, or REIT. Taberna is also a Maryland REIT.

We finance a substantial portion of our investments through borrowing and securitization strategies seeking to match the maturities and terms of our financings with the maturities and terms of those investments, and to mitigate interest rate risk through derivative instruments.

We are subject to significant competition in all aspects of our business. Existing industry participants and potential new entrants compete with us for the available supply of investments suitable for origination or acquisition, as well as for debt and equity capital. We compete with many third parties engaged in real estate finance and investment activities, including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared by management in accordance with U.S. generally accepted accounting principles, or GAAP. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations, although we believe that the included disclosures are adequate to make the information presented not misleading. The unaudited interim consolidated financial statements should be read in conjunction with our audited financial statements as of and for the year ended December 31, 2009 included in Part II, Item 5 of the quarterly report on Form 10-Q as of September 30, 2010. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our consolidated financial position and consolidated results of operations and cash flows are included. The results of operations for the interim periods presented are not necessarily indicative of the results for the full year. Certain prior period amounts have been reclassified to conform with the current period presentation.

b. Principles of Consolidation

The consolidated financial statements reflect our accounts and the accounts of our majority-owned and/or controlled subsidiaries. We also consolidate entities that are variable interest entities, or VIEs, where we have determined that we are the primary beneficiary of such entities. The portions of these entities that we do not own are presented as noncontrolling interests as of the dates and for the periods presented in the consolidated financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810, “Consolidation”, the determination of whether to consolidate a VIE is based on an evaluation as who has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and either the obligation to absorb losses or the right to receive benefits that could be significant to the VIE. We define the power to direct the activities that most significantly impact the VIE’s economic performance as the ability to buy, sell, refinance, or recapitalize assets or entities, and solely control other material operating events or items of the respective entity. For our commercial mortgages, mezzanine loans, and preferred equity investments, certain rights we hold are protective in nature and would preclude us from having the power to direct the activities that most significantly impact the VIE’s economic performance. Assuming both criteria above are met, we would be considered the primary beneficiary and would consolidate the VIE. We will continually assess our involvement with VIEs and consolidated the VIEs when we are the primary beneficiary. See Note 9 for additional disclosures pertaining to VIEs.

c. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

d. Investments in Loans

We invest in commercial mortgages, mezzanine loans, debt securities and other loans. We account for our investments in commercial mortgages, mezzanine loans and other loans at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans.

e. Allowance for Losses, Impaired Loans and Non-accrual Status

We maintain an allowance for losses on our investments in commercial mortgages, mezzanine loans, and other loans. Management’s periodic evaluation of the adequacy of the allowance is based upon expected and inherent risks in the portfolio, the estimated value of underlying collateral, and current economic conditions. Management reviews loans for impairment and establishes specific reserves when a loss is probable and reasonably estimable under the provisions of FASB ASC Topic 310, “Receivables.” As part of the detailed loan review, we consider many factors about the specific loan, including payment history, asset performance, borrower’s financial capability and other characteristics. If any trends or characteristics indicate that it is probable that other loans, with similar characteristics to those of impaired loans, have incurred a loss, we consider whether an allowance for loss is needed pursuant to FASB ASC Topic 450, “Contingencies.” Management evaluates loans for non-accrual status each reporting period. A loan is placed on non-accrual status when the loan payment deficiencies exceed 90 days. Payments received for non-accrual or impaired loans are applied to principal until the loan is removed from non-accrual status or no longer impaired. Past due interest is recognized on non-accrual loans when they are removed from non-accrual status and are making current interest payments. The allowance for losses is increased by charges to operations and decreased by charge-offs (net of recoveries). Management charges off impaired loans when the investment is no longer realizable and legally discharged.

f. Investments in Real Estate

Investments in real estate are shown net of accumulated depreciation. We capitalize all costs related to the improvement of the real property and depreciate those costs on a straight-line basis over the useful life of the asset. We depreciate real property using the following useful lives: buildings and improvements – 30 years; furniture, fixtures, and equipment – 5 to 10 years; and tenant improvements – shorter of the lease term or the life of the asset. Costs for ordinary maintenance and repairs are charged to expense as incurred.

We acquire real estate assets either directly or through the conversion of our investments in loans into owned real estate. Acquisitions of real estate assets and any related intangible assets are recorded initially at fair value under FASB ASC Topic 805, “Business Combinations.” Fair value is determined by management based on market conditions and inputs at the time the asset is acquired. All expenses incurred to acquire a real estate asset are expensed as incurred.

Management reviews our investments in real estate for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the long-lived asset’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a long-lived asset, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property.

g. Investments in Securities

We account for our investments in securities under FASB ASC Topic 320, “Investments—Debt and Equity Securities”, and designate each investment security as a trading security, an available-for-sale security, or a held-to-maturity security based on our intent at the time of acquisition. Trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). We classify certain available-for-sale securities as trading securities when we elect to record them under the fair value option in accordance with FASB ASC Topic 825, “Financial Instruments.” See “k. Fair Value of Financial Instruments.” Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at amortized cost at each reporting period.

We account for investments in securities where the transfer meets the criteria as a financing under FASB ASC Topic 860, “Transfers and Servicing”, at amortized cost. Our investments in security-related receivables represent securities that were transferred to issuers of collateralized debt obligations, or CDOs, in which the transferors maintained some level of continuing involvement.

We use our judgment to determine whether an investment in securities has sustained an other-than-temporary decline in value. If management determines that an investment in securities has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings, and we establish a new cost basis for the investment. Our evaluation of an other-than-temporary decline is dependent on the specific facts and circumstances. Factors that we consider in determining whether an other-than-temporary decline in value has occurred include: the estimated fair value of the investment in relation to our cost basis; the financial condition of the related entity; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery of the fair value of the investment.

h. Transfers of Financial Assets

We account for transfers of financial assets under FASB ASC Topic 860, “Transfers and Servicing”, as either sales or financings. Transfers of financial assets that result in sales accounting are those in which (1) the transfer legally isolates the transferred assets from the transferor, (2) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (3) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet these criteria, the transfer is accounted for as a financing. Financial assets that are treated as sales are removed from our accounts with any realized gain (loss) reflected in earnings during the period of sale. Financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as securitized borrowings, or security-related receivables.

i. Revenue Recognition

1)	Investment interest income—We recognize interest income from investments in commercial mortgages, mezzanine loans, and other securities on a yield to maturity basis. Upon the acquisition of a loan at a discount, we assess the portions of the discount that constitute accretable yields and non-accretable differences. The accretable yield represents the excess of our expected cash flows from the loan over the amount we paid for the loan. That amount, the accretable yield, is accreted to interest income over the remaining life of the loan. Many of our commercial mortgages and mezzanine loans provide for the accrual of interest at specified rates which differ from current payment terms. Interest income is recognized on such loans at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible.

For investments that we did not elect to record at fair value under FASB ASC Topic 825, “Financial Instruments”, origination fees and direct loan origination costs are deferred and amortized to net investment income, using the effective interest method, over the contractual life of the underlying loan security or loan, in accordance with FASB ASC Topic 310, “Receivables.”

For investments that we elected to record at fair value under FASB ASC Topic 825, origination fees and direct loan costs are recorded in income and are not deferred.

We recognize interest income from interests in certain securitized financial assets on an estimated effective yield to maturity basis. Management estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience.

2)	Rental income—We generate rental income from tenant rent and other tenant-related activities at our consolidated real estate properties. For multi-family real estate properties, rental income is recorded when due from residents and recognized monthly as it is earned and realizable, under lease terms which are generally for periods of one year or less. For retail and office real estate properties, rental income is recognized on a straight-line basis from the later of the date of the commencement of the lease or the date of acquisition of the property subject to existing leases, which averages minimum rents over the terms of the leases. Leases also typically provide for tenant reimbursement of a portion of common area maintenance and other operating expenses to the extent that a tenant’s pro rata share of expenses exceeds a base year level set in the lease.

3)	Fee and other income—We generate fee and other income through our various subsidiaries by (a) providing ongoing asset management services to investment portfolios under cancelable management agreements, (b) providing or arranging to provide financing to our borrowers, (c) providing property management services to third parties, and (d) providing fixed income trading and advisory services to our customers. We recognize revenue for these activities when the fees are fixed or determinable, are evidenced by an arrangement, collection is reasonably assured and the services under the arrangement have been provided. While we may receive asset management fees when they are earned, we eliminate earned asset management fee income from CDOs while such CDOs are consolidated.

During the three-month periods ended June 30, 2010 and 2009, we received $1,432 and $3,900, respectively, of earned asset management fees. Of these fees, we eliminated $967 and $2,021, respectively, of management fee income upon consolidation of VIEs.

During the six-month periods ended June 30, 2010 and 2009, we received $5,104 and $8,877, respectively, of earned asset management fees. Of these fees, we eliminated $1,983 and $4,877, respectively, of management fee income upon consolidation of VIEs.

j. Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

In accordance with FASB ASC Topic 815, “Derivatives and Hedging”, we measure each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record such amounts in our consolidated balance sheet as either an asset or liability. For derivatives designated as fair value hedges, derivatives not designated as hedges, or for derivatives designated as cash flow hedges associated with debt for which we elected the fair value option under FASB ASC Topic 825, “Financial Instruments”, the changes in fair value of the derivative instrument are recorded in earnings. For derivatives designated as cash flow hedges, the changes in the fair value of the effective portions of the derivative are reported in other comprehensive income. Changes in the ineffective portions of cash flow hedges are recognized in earnings.

k. Fair Value of Financial Instruments

In accordance with FASB ASC Topic 820, “Fair Value Measurements and Disclosures”, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity for disclosure purposes. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined in FASB ASC Topic 820, “Fair Value Measurements and Disclosures” and directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, are as follows:

•

Level 1: Valuations are based on unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets carried at Level 1 fair value generally are equity securities listed in active markets. As such, valuations of these investments do not entail a significant degree of judgment.

•

Level 2: Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Fair value assets and liabilities that are generally included in this category are unsecured REIT note receivables, commercial mortgage-backed securities, or CMBS, receivables and certain financial instruments classified as derivatives where the fair value is based on observable market inputs.

•

Level 3: Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset. Generally, assets and liabilities carried at fair value and included in this category are trust preferred securities, or TruPS, and subordinated debentures, trust preferred obligations and CDO notes payable where observable market inputs do not exist.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of investment, whether the investment is new, whether the investment is traded on an active exchange or in the secondary market, and the current market condition. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in level 3.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that management believes market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that management believes are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be transferred from Level 1 to Level 2 or Level 2 to Level 3.

Many financial instruments have bid and ask prices that can be observed in the marketplace. Bid prices reflect the highest price that we and others are willing to pay for an asset. Ask prices represent the lowest price that we and others are willing to accept for an asset. For financial instruments whose inputs are based on bid-ask prices, we do not require that fair value always be a predetermined point in the bid-ask range. Our policy is to allow for mid-market pricing and adjusting to the point within the bid-ask range that results in our best estimate of fair value.

Fair value for certain of our Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular instrument, specific issuer information and other market data for securities without an active market. In accordance with FASB ASC Topic 820, “Fair Value Measurements and Disclosures”, the impact of our own credit spreads is also considered when measuring the fair value of financial assets or liabilities, including derivative contracts. Where appropriate, valuation adjustments are made to account for various factors, including bid-ask spreads, credit quality and market liquidity. These adjustments are applied on a consistent basis and are based on observable inputs where available. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

l. Income Taxes

RAIT and Taberna have each elected to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Accordingly, we generally will not be subject to U.S. federal income tax to the extent of our distributions to shareholders and as long as certain asset, income and share ownership tests are met. If we were to fail to meet these requirements, we would be subject to U.S. federal income tax, which could have a material adverse impact on our results of operations and amounts available for distributions to our shareholders. Management believes that all of the criteria to maintain RAIT’s and Taberna’s REIT qualification have been met for the applicable periods, but there can be no assurance that these criteria will continue to be met in subsequent periods.

We maintain various taxable REIT subsidiaries, or TRSs, which may be subject to U.S. federal, state and local income taxes and foreign taxes. Current and deferred taxes are provided on the portion of earnings (losses) recognized by us with respect to our interest in domestic TRSs. Deferred income tax assets and liabilities are computed based on temporary differences between our GAAP consolidated financial statements and the federal and state income tax basis of assets and liabilities as of the consolidated balance sheet date. We evaluate the realizability of our deferred tax assets (e.g., net operating loss and capital loss carryforwards) and recognize a valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of our deferred tax assets will not be realized. When evaluating the realizability of our deferred tax assets, we consider estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available, and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires management to forecast our business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in income tax expense on the consolidated statements of operations.

From time to time, our TRSs generate taxable income from intercompany transactions. The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred financing costs by the CDO entities. Certain CDO entities may be consolidated in our financial statements pursuant to FASB ASC Topic 810, “Consolidation.” In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are accrued by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in our taxable income on a current basis, whether or not distributed. Upon distribution of any previously included income, no incremental U.S. federal, state, or local income taxes would be payable by us.

The TRS entities may be subject to tax laws that are complex and potentially subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense, we must make judgments and interpretations about the application of these inherently complex tax laws. Actual income taxes paid may vary from estimates depending upon changes in income tax laws, actual results of operations, and the final audit of tax returns by taxing authorities. Tax assessments may arise several years after tax returns have been filed. We review the tax balances of our TRS entities quarterly and as new information becomes available, the balances are adjusted as appropriate.

Certain TRS entities are currently subject to ongoing tax examinations in various jurisdictions. The IRS is currently examining Taberna Capital Management LLC’s, or TCM’s, federal income tax returns for the 2006 through 2008 tax years. TCM engaged the services of Taberna Capital (Bermuda), Ltd., or TCB, from June 2006 through June 2008 and RAIT Capital Ireland Ltd., or RCI, from July 2008 through the present, to provide various sub-advisory services in connection with TCM’s management of various CDOs. Pursuant to transfer pricing studies prepared by an international accounting firm, TCM deducted the costs paid to TCB and RCI for their services from its income for federal income tax purposes. The IRS has challenged the transfer pricing methodology applied by TCM for 2006 and 2007 and has issued a Notice of Proposed Adjustment, or NOPA, for the 2006 and 2007 tax years. The NOPA proposes to reduce the deductions by $7,057 and $14,988 for the 2006 and 2007 tax years. With respect to the 2008 tax year that has recently been included by the IRS in its examination, TCM deducted $18,971 under this transfer pricing methodology. During the three-month period ended June 30, 2010, management obtained and provided to the IRS a second transfer pricing study prepared by an independent, international public accounting firm for the period 2006 and 2007 that supports its deductions and responded to the IRS NOPA refuting the proposed adjustments. Management believes it has complied with the requirements outlined in the Internal Revenue Code and believes that its tax filing position will be sustained based on its merits. Accordingly, no reserve has been established.

m. Recent Accounting Pronouncements

On January 1, 2010, we adopted accounting standards classified under FASB ASC Topic 860, “Transfers and Servicing”, and accounting standards classified under FASB ASC Topic 810, “Consolidation”. The accounting standard classified under FASB Topic 860 eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosures about transfers of financial assets, including securitization transactions and continuing involvement with transferred financial assets. The accounting standard classified under FASB Topic 810 changes the determination of when a VIE should be consolidated. Under this standard, the determination of whether to consolidate a VIE is based on the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance together with either the obligation to absorb losses or the right to receive benefits that could be significant to the VIE, as well as the VIE’s purpose and design. The adoption of these standards did not have a material effect on our consolidated financial statements. See Note 9 for additional disclosures pertaining to VIEs.

On January 1, 2010, we adopted Accounting Standards Update (ASU) No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” This accounting standard requires new disclosures for significant transfers in and out of Level 1 and 2 fair value measurements and requires a description of the reasons for the transfer. This accounting standard also updates existing disclosures by providing fair value measurement disclosures for each class of assets and liabilities and provides disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. For Level 3 fair value measurements, new disclosures will require entities to present information separately for purchases, sales, issuances, and settlements; however, these disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this standard did not have a material effect on our consolidated financial statements and management is currently evaluating the impact the new Level 3 fair value measurement disclosures may have on our consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” This accounting standard update is to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. Existing disclosure guidance is amended to require an entity to provide a greater level of disaggregated information about the credit quality of its financing receivables and its allowance for credit losses and to disclose credit quality indicators, past due information, and modifications of its financing receivables. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Management is currently evaluating the impact that this accounting standard update may have on our consolidated financial statements.

NOTE 3: INVESTMENTS IN LOANS

Our investments in mortgages and loans are accounted for at amortized cost.

Investments in Commercial Mortgages, Mezzanine Loans, Other Loans and Preferred Equity Interests

The following table summarizes our investments in commercial mortgages, mezzanine loans, other loans and preferred equity interests as of June 30, 2010:

	Unpaid Principal Balance	Unamortized (Discounts) Premiums	Carrying Amount	Number of Loans	Weighted- Average Coupon (1)	Range of Maturity Dates
Commercial Real Estate (CRE) Loans
Commercial mortgages	$757,124	$(1,852)	$755,272	48	6.8%	Aug. 2010 to Dec. 2020
Mezzanine loans	434,239	(6,505)	427,734	119	9.2%	Aug. 2010 to Nov. 2038
Preferred equity interests	97,103	(1,225)	95,878	24	10.6%	Nov. 2011 to Sept. 2021

Total CRE Loans	1,288,466	(9,582)	1,278,884	191	7.9%
Other loans	111,518	(1,550)	109,968	7	5.0%	Aug. 2010 to Oct. 2016

Total	1,399,984	(11,132)	1,388,852	198	7.7%

Deferred fees	(540)	—	(540)

Total investments in loans	$1,399,444	$(11,132)	$1,388,312

(1)	Weighted-average coupon is calculated on the unpaid principal amount of the underlying instruments which does not necessarily correspond to the carrying amount.

During the six-month periods ended June 30, 2010 and 2009, we completed the conversion of five and 18 commercial real estate loans with a carrying value of $64,048 and $270,266 to owned properties. During the six-month periods ended June 30, 2010 and 2009, we charged off $11,361 and $79,763, respectively, related to the conversion of commercial real estate loans to owned properties. See Note 5.

The following table summarizes the delinquency statistics of our investments in loans as of June 30, 2010 and December 31, 2009:

Delinquency Status	As of June 30, 2010	As of December 31, 2009
30 to 59 days	$11,493	$20,760
60 to 89 days	49,341	82,685
90 days or more	88,013	44,310
In foreclosure or bankruptcy proceedings	35,560	47,625

Total	$184,407	$195,380

As of June 30, 2010 and December 31, 2009, approximately $131,377 and $171,372, respectively, of our commercial mortgages and mezzanine loans were on non-accrual status and had a weighted-average interest rate of 8.5% and 9.7%, respectively. As of June 30, 2010, approximately $31,530 of other loans were on non-accrual status and had a weighted-average interest rate of 7.2%. There were no other loans on non-accrual status as of December 31, 2009.

Allowance For Losses And Impaired Loans

The following table provides a roll-forward of our allowance for losses for the three-month periods ended June 30, 2010 and 2009:

	For the Three-Month Period Ended June 30, 2010			For the Three-Month Period Ended June 30, 2009
	Commercial Mortgages, Mezzanine Loans and Other Loans	Residential Mortgages and Mortgage-Related Receivables	Total	Commercial Mortgages, Mezzanine Loans and Other Loans	Residential Mortgages and Mortgage-Related Receivables	Total
Beginning balance	$76,823	$—	$76,823	$126,229	$99,823	$226,052
Provision	7,644	—	7,644	27,548	38,548	66,096
Deductions for net charge-offs	(5,795)	—	(5,795)	(44,935)	(9,581)	(54,516)

Ending balance	$78,672	$—	$78,672	$108,842	$128,790	$237,632

The following table provides a roll-forward of our allowance for losses for the six-month periods ended June 30, 2010 and 2009:

	For the Six-Month Period Ended June 30, 2010			For the Six-Month Period Ended June 30, 2009
	Commercial Mortgages, Mezzanine Loans and Other Loans	Residential Mortgages and Mortgage-Related Receivables	Total	Commercial Mortgages, Mezzanine Loans and Other Loans	Residential Mortgages and Mortgage-Related Receivables	Total
Beginning balance	$86,609	$—	$86,609	$117,737	$54,236	$171,973
Provision	24,994	—	24,994	89,113	96,487	185,600
Deductions for net charge-offs	(32,931)	—	(32,931)	(98,008)	(21,933)	(119,941)

Ending balance	$78,672	$—	$78,672	$108,842	$128,790	$237,632

As of June 30, 2010 and December 31, 2009, we identified 24 and 31 commercial mortgages, mezzanine loans and other loans with unpaid principal balances of $179,889 and $189,961 as impaired. As of June 30, 2010 and December 31, 2009, we had allowance for losses of $78,672 and $86,609 associated with our commercial mortgages, mezzanine loans and other loans.

The average unpaid principal balance of total impaired loans was $184,925 and $191,363 during the three-month periods ended June 30, 2010 and 2009 and $180,654 and $182,095 during the six-month periods ended June 30, 2010 and 2009. We recorded interest income from impaired loans of $1,178 and $290 for the three-month periods ended June 30, 2010 and 2009 and $2,492 and $1,741 for the six-month periods ended June 30, 2010 and 2009.

Subsequent to June 30, 2010, we completed the conversion of two commercial real estate loans with a carrying value of $44,549 to real estate owned properties. We are completing the process of estimating the fair value of the assets acquired.

NOTE 4: INVESTMENTS IN SECURITIES

Our investments in securities and security-related receivables are accounted for at fair value. The following table summarizes our investments in securities as of June 30, 2010:

Investment Description	Amortized Cost	Net Fair Value Adjustments	Estimated Fair Value	Weighted Average Coupon (1)	Weighted Average Years to Maturity
Trading securities
TruPS	$689,070	$(247,616)	$441,454	5.0%	24.3
Other securities	10,000	(9,900)	100	4.8%	42.4

Total trading securities	699,070	(257,516)	441,554	5.0%	24.5
Available-for-sale securities	3,600	(3,510)	90	2.4%	32.4
Security-related receivables
TruPS receivables	111,092	(26,950)	84,142	6.9%	12.4
Unsecured REIT note receivables	61,000	(449)	60,551	6.6%	7.2
CMBS receivables (2)	158,868	(90,460)	68,408	6.0%	33.5
Other securities	105,903	(78,833)	27,070	2.8%	31.4

Total security-related receivables	436,863	(196,692)	240,171	5.5%	24.0

Total investments in securities	$1,139,533	$(457,718)	$681,815	5.2%	24.4

(1)	Weighted-average coupon is calculated on the unpaid principal amount of the underlying instruments which does not necessarily correspond to the carrying amount.
(2)	CMBS receivables include securities with a fair value totaling $26,662 that are rated between “AAA” and “A-” by Standard & Poor’s, securities with a fair value totaling $39,368 that are rated “BBB+” and “B-” by Standard & Poor’s, and securities with a fair value totaling $2,378 that are rated “CCC” by Standard & Poor’s.

A substantial portion of our gross unrealized losses is greater than 12 months.

TruPS included above as trading securities include (a) investments in TruPS issued by VIEs of which we are not the primary beneficiary and which we do not consolidate and (b) transfers of investments in TruPS securities to us that were accounted for as a sale pursuant to FASB ASC Topic 860, “Transfers and Servicing.”

The following table summarizes the non-accrual status of our investments in securities:

	As of June 30, 2010			As of December 31, 2009
	Principal /Par Amount on Non-accrual	Weighted Average Coupon	Fair Value	Principal /Par Amount on Non-accrual	Weighted Average Coupon	Fair Value
TruPS and TruPS receivables	$183,682	3.4%	$53,021	$108,125	4.9%	$26,400
Other Securities	40,754	2.7%	874	24,500	3.1%	370
CMBS receivables	4,204	5.7%	19	—	—	—

The assets of our consolidated CDOs collateralize the debt of such entities and are not available to our creditors. As of June 30, 2010 and December 31, 2009, investment in securities of $807,156 and $888,681, respectively, in principal amount of TruPS and subordinated debentures, and $219,868 and $230,768, respectively, in principal amount of unsecured REIT note receivables and CMBS receivables, collateralized the consolidated CDO notes payable of such entities.

NOTE 5: INVESTMENTS IN REAL ESTATE

As of June 30, 2010, we maintained investments in 44 real estate properties and three parcels of land. As of December 31, 2009, we maintained investments in 36 real estate properties and three parcels of land.

The table below summarizes our investments in real estate as of June 30, 2010:

	Book Value	Number of Properties	Average Physical Occupancy
Multi-family real estate properties	$545,840	32	83.5%
Office real estate properties	228,658	10	55.5%
Retail real estate properties	37,774	2	58.7%
Parcels of land	22,208	3	—

Subtotal	834,480	47	74.4%
Plus: Escrows and reserves	5,539
Less: Accumulated depreciation and amortization	(36,471)

Investments in real estate	$803,548

As of June 30, 2010, we have identified four properties as assets held for sale. The carrying amount of these assets is $78,642 and liabilities related to these assets is $20,961. These amounts are included in the investments in real estate and indebtedness, accrued interest payable, accounts payable and accrued expenses, and deferred taxes, borrowers’ escrows and other liabilities financial statement captions. Liabilities related to assets held for sale exclude $47,885 of first mortgages held by RAIT I and RAIT II that are eliminated in our consolidated balance sheet. See Note 14—Assets Held For Sale and Discontinued Operations.

During the six-month period ended June 30, 2010, we converted five loans, comprised of six multi-family properties and one office property, to owned real estate. Upon conversion, we recorded the seven properties at fair value of $52,687. We previously held bridge or mezzanine loans with respect to these real estate properties.

As of January 1, 2010, we adopted an accounting standard which changed the determination of the consolidation of VIEs. Accordingly, we consolidated two office properties as of January 1, 2010 as we were determined to be the primary beneficiary of the VIEs. The fair value of the properties consolidated, net of their related liabilities at fair value, was $5,005 as of January 1, 2010.

The following table summarizes the aggregate estimated fair value of the assets and liabilities associated with the nine properties during the six-month period ended June 30, 2010, on the respective date of each conversion, for the real estate accounted for under FASB ASC Topic 805.

Description	Estimated Fair Value
Assets acquired:
Investments in real estate	$74,590
Cash and cash equivalents	440
Restricted cash	1,408
Other assets	3,908

Total assets acquired	80,346
Liabilities assumed:
Loans payable on real estate	(16,714)
Accounts payable and accrued expenses	(3,158)
Other liabilities	(1,592)

Total liabilities assumed	(21,464)

Estimated fair value of net assets acquired	$58,882

The following table summarizes the consideration transferred to acquire the real estate properties and the amounts of identified assets acquired and liabilities assumed at the respective conversion date:

Description	Estimated Fair Value
Fair value of consideration transferred:
Commercial real estate loans	$66,197
Other considerations	(7,315)

Total fair value of consideration transferred	$58,882

During the six-month period ended June 30, 2010, these investments contributed revenue of $3,568 and a net loss allocable to common shares of $777. During the six-month period ended June 30, 2010, we did not incur any third-party acquisition-related costs.

Our consolidated unaudited pro forma information, after including the acquisition of real estate properties, is presented below as if the conversion occurred on January 1, 2009 and 2010, respectively. These pro forma results are not necessarily indicative of the results which actually would have occurred if the acquisition had occurred on the first day of the periods presented, nor does the pro forma financial information purport to represent the results of operations for future periods:

Description	For the Six-Month Period Ended June 30, 2010	For the Six-Month Period Ended June 30, 2009
Total revenue, as reported	$79,826	$117,610
Pro forma revenue	80,782	120,954
Net income (loss) allocable to common shares, as reported	53,601	(432,099)
Pro forma net income (loss) allocable to common shares	53,403	(431,496)

These amounts have been calculated after adjusting the results of the acquired businesses to reflect the additional depreciation that would have been charged assuming the fair value adjustments to our investments in real estate had been applied from January 1, 2009 and 2010, respectively, together with the consequential tax effects.

We have not yet completed the process of estimating the fair value of assets acquired and liabilities assumed. Accordingly, our preliminary estimates and the allocation of the purchase price to the assets acquired and liabilities assumed may change as we complete the process. In accordance with FASB ASC Topic 805, changes, if any, to the preliminary estimates and allocation will be reported in our financial statements retrospectively.

As of June 30, 2010, our investments in real estate of $803,548 is financed through $95,915 of mortgages held by third parties and $673,376 of mortgages held by our RAIT I and RAIT II CDO securitizations. Together, along with commercial real estate loans held by RAIT I and RAIT II, these mortgages serve as collateral for the CDO notes payable issued by the RAIT I and RAIT II CDO securitizations. All intercompany balances and interest charges are eliminated in consolidation.

NOTE 6: INDEBTEDNESS

We maintain various forms of short-term and long-term financing arrangements. Generally, these financing agreements are collateralized by assets within CDOs or mortgage securitizations. The following table summarizes our total recourse and non-recourse indebtedness as of June 30, 2010:

Description	Unpaid Principal Balance	Carrying Amount	Weighted- Average Interest Rate	Contractual Maturity
Recourse indebtedness:
Convertible senior notes (1)	$171,863	$171,632	6.9%	Apr. 2027
Secured credit facilities	41,036	41,036	4.7%	Feb. 2011 to Dec. 2011
Senior secured notes	63,950	63,950	11.7%	Apr. 2014
Loans payable on real estate	22,513	22,513	4.9%	Apr. 2012 to Sept. 2012
Junior subordinated notes, at fair value (2)	38,052	17,003	9.2%	Dec. 2015 to Mar. 2035
Junior subordinated notes, at amortized cost	25,100	25,100	7.7%	Apr. 2037

Total recourse indebtedness	362,514	341,234	7.6%
Non-recourse indebtedness:
CDO notes payable, at amortized cost (3)(4)	1,380,250	1,380,250	0.8%	2045 to 2046
CDO notes payable, at fair value (2)(3)(5)	1,178,663	148,604	1.0%	2037 to 2038
Loans payable on real estate	73,451	73,451	5.7%	Aug. 2010 to Aug. 2016

Total non-recourse indebtedness	2,632,364	1,602,305	1.0%

Total indebtedness	$2,994,878	$1,943,539	1.8%

(1)	Our convertible senior notes are redeemable, at the option of the holder, in April 2012, April 2017, and April 2022.
(2)	Relates to liabilities which we elected to record at fair value under FASB ASC Topic 825.
(3)	Excludes CDO notes payable purchased by us which are eliminated in consolidation.
(4)	Collateralized by $1,788,988 principal amount of commercial mortgages, mezzanine loans, other loans and preferred equity interests. These obligations were issued by separate legal entities and consequently the assets of the special purpose entities that collateralize these obligations are not available to our creditors.
(5)	Collateralized by $1,383,033 principal amount of investments in securities and security-related receivables and loans, before fair value adjustments. The fair value of these investments as of June 30, 2010 was $906,101. These obligations were issued by separate legal entities and consequently the assets of the special purpose entities that collateralize these obligations are not available to our creditors.

Recourse indebtedness refers to indebtedness that is recourse to our general assets, including the loans payable on real estate that are guaranteed by RAIT or RAIT Partnership. As indicated in the table above, our consolidated financial statements include recourse indebtedness of $341,234 as of June 30, 2010. Non-recourse indebtedness consists of indebtedness of consolidated VIEs (i.e. CDOs and other securitization vehicles) and loans payable on real estate which is recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to our general credit.

The current status or activity in our financing arrangements occurring as of or during the six-month period ended June 30, 2010 is as follows:

Recourse Indebtedness

Convertible senior notes. During the six-month period ended June 30, 2010, we repurchased $74,500 in aggregate principal amount of our 6.875% Convertible Senior Notes due 2027, or the convertible senior notes, for a total consideration of $49,970. The purchase price consisted of $10,180 in cash, the issuance of 8,190,000 common shares, and the issuance of a $22,000 10.0% Senior Secured Convertible Note due April 2014, or the senior secured convertible note. See “Senior Secured Convertible Note” below. As a result of these transactions, we recorded gains on extinguishment of debt of $22,289, net of deferred financing costs and unamortized discounts that were written off.

On July 19, 2010, we repurchased $10,000 in aggregate principal amount of our convertible senior notes for a total consideration consisting of the issuance of 3,325,000 common shares and a cash payment of $500. We recorded a gain on the extinguishment of debt of $2,082, net of deferred financing costs and unamortized discounts that were written off.

Secured credit facilities. As of June 30, 2010, we have borrowed an aggregate amount of $41,036 under three secured credit facilities, each with a different bank. All of our secured credit facilities are secured by designated commercial mortgages and mezzanine loans. As of June 30, 2010, the first secured credit facility had an unpaid principal balance of $20,876 which is payable in December 2011 under the current terms of this facility. As of June 30, 2010, the second secured credit facility had an unpaid principal balance of $16,160 which is payable in October 2011 under the current terms of this facility. As of June 30, 2010, the third secured credit facility had an unpaid principal balance of $4,000. We are amortizing this balance with monthly principal repayments of $500 which will result in the full repayment of this credit facility by February 2011.

Senior secured convertible note. On March 25, 2010, pursuant to a securities exchange agreement, we acquired from a noteholder $47,000 aggregate principal amount of our convertible senior notes for a total consideration of $31,240. The purchase price consisted of (a) our issuance of the $22,000 senior secured convertible note, (b) 1,500,000 common shares issued, and (c) $6,000 in cash. The senior secured convertible note is convertible into our common shares at the option of the holder. The conversion price is $3.50 per common share and the senior secured convertible note may be converted at any time during its term. We also paid $1,427 of accrued and unpaid interest on the convertible notes through March 25, 2010. The holder of the senior secured convertible note converted $1,050 principal amount of the senior secured convertible note into 300,000 common shares effective May 5, 2010.

The senior secured convertible note bears interest at a rate of 10.0% per year. Interest accrues from March 25, 2010 and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning July 15, 2010. The senior secured convertible note matures on April 20, 2014 unless previously prepaid in accordance with its terms prior to such date. The senior secured convertible note is fully and unconditionally guaranteed by two wholly-owned subsidiaries of RAIT, or the guarantors: RAIT Asset Holdings III Member, LLC, or RAHM3, and RAIT Asset Holdings III, LLC, or RAH3. RAHM3 is the sole member of RAH3 and has pledged the equity of RAH3 to secure its guarantee. RAH3’s assets consist of certain CDO notes payable issued by RAIT’s consolidated securitization, RAIT Preferred Funding II, LTD.

The maturity date of the senior secured convertible note may be accelerated upon the occurrence of specified customary events of default, the satisfaction of any related notice provisions and the failure to remedy such event of default, where applicable. These events of default include: RAIT’s failure to pay any amount of principal or interest on the senior secured convertible note when due; the failure of RAIT or any guarantor to perform any obligation on its or their part in any transaction document; and events of bankruptcy, insolvency or reorganization affecting RAIT or any guarantor.

Non-Recourse Indebtedness

CDO notes payable, at amortized cost. CDO notes payable at amortized cost represent notes issued by consolidated CDO entities which are used to finance the acquisition of unsecured REIT notes, CMBS securities, commercial mortgages, mezzanine loans, and other loans in our commercial real estate portfolio. Generally, CDO notes payable are comprised of various classes of notes payable, with each class bearing interest at variable or fixed rates. Both of our CRE CDOs are meeting all of their interest coverage and overcollateralization triggers, or OC Triggers, tests as of June 30, 2010.

During the six-month period ended June 30, 2010, we repurchased, from the market, a total of $16,500 in aggregate principal amount of CDO notes payable issued by RAIT II. The aggregate purchase price was $1,790 and we recorded a gain on extinguishment of debt of $14,725.

CDO notes payable, at fair value. Both of our Taberna consolidated CDOs are failing OC Trigger tests which cause a change to the priority of payments to the debt and equity holders of the respective securitizations. Upon the failure of an OC Trigger test, the indenture of each CDO requires cash flows that would otherwise have been distributed to us as equity distributions, or in some cases interest payments on our retained CDO notes payable, to be used to pay down sequentially the outstanding principal balance of the most senior note holders. The OC Trigger test failures are due to defaulted collateral assets and credit risk securities. During the six-month period ended June 30, 2010, $6,398 of cash flows were re-directed from our retained interests in these CDOs and were used to repay the most senior holders of our CDO notes payable.

NOTE 7: DERIVATIVE FINANCIAL INSTRUMENTS

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which we and our affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, we are potentially exposed to credit loss. However, because of the high credit ratings of the counterparties, we do not anticipate that any of the counterparties will fail to meet their obligations.

Cash Flow Hedges

We have entered into various interest rate swap contracts to hedge interest rate exposure on floating rate indebtedness. We designate interest rate hedge agreements at inception and determine whether or not the interest rate hedge agreement is highly effective in offsetting interest rate fluctuations associated with the identified indebtedness. At designation, certain of these interest rate swaps had a fair value not equal to zero. However, we concluded, at designation, that these hedging arrangements were highly effective during their term using regression analysis and determined that the hypothetical derivative method would be used in measuring any ineffectiveness. At each reporting period, we update our regression analysis and, as of June 30, 2010, we concluded that these hedging arrangements were highly effective during their remaining term and used the hypothetical derivative method in measuring the ineffective portions of these hedging arrangements.

The following table summarizes the aggregate notional amount and estimated net fair value of our derivative instruments as of June 30, 2010 and December 31, 2009:

	As of June 30, 2010		As of December 31, 2009
	Notional	Fair Value	Notional	Fair Value
Cash flow hedges:
Interest rate swaps	$1,760,127	$(236,780)	$1,826,167	$(186,986)
Interest rate caps	36,000	1,338	36,000	1,335

Net fair value	$1,796,127	$(235,442)	$1,862,167	$(185,651)

The following table summarizes the effect on income by derivative instrument type for the following periods:

	For the Three-Month Period Ended June 30, 2010		For the Three-Month Period Ended June 30, 2009
Type of Derivative	Amounts Reclassified to Earnings for Effective Hedges— Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness— Gains (Losses)	Amounts Reclassified to Earnings for Effective Hedges— Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness— Gains (Losses)
Interest rate swaps	$(1,388)	$51	$(689)	$(240)
Currency options	—	—	—	(4)

Total	$(1,388)	$51	$(689)	$(244)

	For the Six-Month Period Ended June 30, 2010		For the Six-Month Period Ended June 30, 2009
Type of Derivative	Amounts Reclassified to Earnings for Effective Hedges— Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness— Gains (Losses)	Amounts Reclassified to Earnings for Effective Hedges— Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness— Gains (Losses)
Interest rate swaps	$(2,731)	$38	$(3,044)	$(465)
Currency options	—	—	—	(21)

Total	$(2,731)	$38	$(3,044)	$(486)

On January 1, 2008, we adopted the fair value option, which has been classified under FASB ASC Topic 825, “Financial Instruments”, for certain of our CDO notes payable. Upon the adoption of this standard, hedge accounting for any previously designated cash flow hedges associated with these CDO notes payable was discontinued and all changes in fair value of these cash flow hedges are recorded in earnings. As of June 30, 2010, the notional value associated with these cash flow hedges where hedge accounting was discontinued was $970,276 and a liability with a fair value of $132,982. See Note 8: “Fair Value of Financial Instruments” for the changes in value of these hedges during the three-month and six-month periods ended June 30, 2010 and 2009. The change in value of these hedges was recorded as a component of the change in fair value of financial instruments in our consolidated statement of operations.

Amounts reclassified to earnings associated with effective cash flow hedges are reported in investment interest expense and the fair value of these hedge agreements is included in other assets or derivative liabilities.

NOTE 8: FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

FASB ASC Topic 825, “Financial Instruments” requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of investments in mortgages and loans, investments in securities, trust preferred obligations, CDO notes payable, convertible senior notes, junior subordinated notes and derivative assets and liabilities is based on significant observable and unobservable inputs. The fair value of cash and cash equivalents, restricted cash, secured credit facilities, senior secured notes, loans payable on real estate and other indebtedness approximates cost due to the nature of these instruments.

The following table summarizes the carrying amount and the fair value of our financial instruments as of June 30, 2010:

Financial Instrument	Carrying Amount	Estimated Fair Value
Assets
Commercial mortgages, mezzanine loans and other loans	$1,388,312	$1,314,333
Investments in securities and security-related receivables	681,815	681,815
Cash and cash equivalents	28,944	28,944
Restricted cash	155,027	155,027
Derivative assets	1,338	1,338
Liabilities
Recourse indebtedness:
Convertible senior notes	171,632	115,139
Secured credit facilities	41,036	41,036
Senior secured notes	63,950	63,950
Junior subordinated notes, at fair value	17,003	17,003
Junior subordinated notes, at amortized cost	25,100	11,185
Loans payable on real estate	22,513	22,513
Non-recourse indebtedness:
CDO notes payable, at amortized cost	1,380,250	671,090
CDO notes payable, at fair value	148,604	148,604
Loans payable on real estate	73,451	73,451
Derivative liabilities	236,780	236,780

Fair Value Measurements

The following tables summarize information about our assets and liabilities measured at fair value on a recurring basis as of June 30, 2010, and indicate the fair value hierarchy of the valuation techniques utilized to determine such fair value:

Assets:	Quoted Prices in Active Markets for Identical Assets (Level 1) (a)	Significant Other Observable Inputs (Level 2) (a)	Significant Unobservable Inputs (Level 3) (a)	Balance as of June 30, 2010
Trading securities
TruPS	$—	$—	$441,454	$441,454
Other securities	—	100	—	100
Available-for-sale securities	—	90	—	90
Security-related receivables
TruPS receivables	—	—	84,142	84,142
Unsecured REIT note receivables	—	60,551	—	60,551
CMBS receivables	—	68,408	—	68,408
Other securities	—	27,070	—	27,070
Derivative assets	—	1,338	—	1,338

Total assets	$—	$157,557	$525,596	$683,153

Liabilities:	Quoted Prices in Active Markets for Identical Assets (Level 1) (a)	Significant Other Observable Inputs (Level 2) (a)	Significant Unobservable Inputs (Level 3) (a)	Balance as of June 30, 2010
Junior subordinated notes, at fair value	$—	$17,003	$—	$17,003
CDO notes payable, at fair value	—	—	148,604	148,604
Derivative liabilities	—	236,780	—	236,780

Total liabilities	$—	$253,783	$148,604	$402,387

(a)	During the six-month period ended June 30, 2010, there were no transfers between Level 1 and Level 2, nor were there any transfers into or out of Level 3.

The following tables summarize additional information about assets and liabilities that are measured at fair value on a recurring basis for which we have utilized Level 3 inputs to determine fair value for the six-month period ended June 30, 2010:

Assets	Trading Securities—TruPS and Subordinated Debentures	Security-Related Receivables—TruPS and Subordinated Debenture Receivables	Total Level 3 Assets
Balance, as of December 31, 2009	$471,106	$73,649	$544,755
Change in fair value of financial instruments	181,423	13,319	194,742
Purchases and sales, net	(140,203)	(2,826)	(143,029)
Deconsolidation of VIEs	(70,872)	—	(70,872)

Balance, as of June 30, 2010	$441,454	$84,142	$525,596

Liabilities	Trust Preferred Obligations	CDO Notes Payable, at Fair Value	Total Level 3 Liabilities
Balance, as of December 31, 2009	$70,872	$146,557	$217,429
Change in fair value of financial instruments	—	8,445	8,445
Purchases and sales, net	—	(6,398)	(6,398)
Deconsolidation of VIEs	(70,872)	—	(70,872)

Balance, as of June 30, 2010	$—	$148,604	$148,604

Change in Fair Value of Financial Instruments

The following table summarizes realized and unrealized gains and losses on assets and liabilities for which we elected the fair value option of FASB ASC Topic 825, “Financial Instruments” as reported in change in fair value of financial instruments in the accompanying consolidated statements of operations:

	For the Three-Month Periods Ended June 30		For the Six-Month Periods Ended June 30
Description	2010	2009	2010	2009
Change in fair value of trading securities and security-related receivables	$35,256	$8,651	$82,998	$(182,036)
Change in fair value of CDO notes payable, trust preferred obligations and other liabilities	5,046	69,005	(8,445)	151,594
Change in fair value of derivatives	(35,856)	13,701	(53,670)	21,994

Change in fair value of financial instruments	$4,446	$91,357	$20,883	$(8,448)

The changes in the fair value for the investment in securities, CDO notes payable and other liabilities for which the fair value option was elected for the three-month and six-month periods ended June 30, 2010 and 2009 was primarily attributable to changes in instrument specific credit risks. The changes in the fair value of derivatives for which the fair value option was elected for the three-month and six-month periods ended June 30, 2010 and 2009 was mainly due to changes in interest rates.

NOTE 9: VARIABLE INTEREST ENTITIES

On January 1, 2010, we adopted an accounting standard which provided guidance when to consolidate a VIE. Under the new standard, the determination of when to consolidate a VIE is based on the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance together with either the obligation to absorb losses or the right to receive benefits that could be significant to the VIE. Upon adoption, we evaluated our investments under this new consolidation standard and the following changes in previous consolidation conclusions were made:

•

TruPS Investment and Obligations – Previously, we held implicit interests in trusts which issued TruPS. Under the previous consolidation guidance, we were considered to be primary beneficiaries of the trusts and reported their assets and liabilities in our consolidated balance sheet. RAIT does not meet both criteria to be the primary beneficiary of these entities as we do not have the power to direct the activities of the underlying trusts. Therefore, we deconsolidated these entities as of January 1, 2010 by reducing our assets and liabilities by $70,872.

•

Investments in Real Estate – We identified two properties to be VIEs that we previously did not consolidate as we were not previously the primary beneficiary: Willow Grove and Cherry Hill. RAIT evaluated its interests in these real estate properties and determined that we are the primary beneficiary. Upon consolidation of these properties on January 1, 2010, we increased our assets and liabilities by $20,931.

The following table presents the assets and liabilities of our consolidated VIEs as of each respective date. As of June 30, 2010, our consolidated VIEs were: Taberna Preferred Funding VIII, Ltd., Taberna Preferred Funding IX, Ltd, RAIT CRE CDO I, Ltd., RAIT Preferred Funding II, Ltd., Willow Grove and Cherry Hill.

	As of June 30, 2010	As of December 31, 2009 (a)
Assets
Investments in mortgages and loans, at amortized cost:
Commercial mortgages, mezzanine loans, other loans and preferred equity interests	$1,985,179	$1,959,118
Allowance for losses	(10,903)	(10,903)

Total investments in mortgages and loans	1,974,276	1,948,215
Investments in real estate	21,444	—
Investments in securities and security-related receivables, at fair value	681,727	694,809
Cash and cash equivalents	175	272
Restricted cash	112,942	117,322
Accrued interest receivable	49,336	38,397
Deferred financing costs, net of accumulated amortization of $7,041 and $5,897, respectively	18,987	20,132

Total assets	$2,858,887	$2,819,147

Liabilities and Equity
Indebtedness (including $148,604 and $217,429 at fair value, respectively)	$1,745,622	$1,794,339
Accrued interest payable	28,093	21,855
Accounts payable and accrued expenses	830	232
Derivative liabilities	236,780	186,986
Deferred taxes, borrowers’ escrows and other liabilities	3,306	3,136

Total liabilities	2,014,631	2,006,548
Equity:
Shareholders’ equity:
Accumulated other comprehensive income (loss)	(138,213)	(115,004)
RAIT Investment	141,435	167,011
Retained earnings (deficit)	841,034	760,592

Total shareholders’ equity	844,256	812,599

Total liabilities and equity	$2,858,887	$2,819,147

(a)	Includes the assets and liabilities described in the TruPS Investments and Obligations above. Based on the adoption of the accounting standard, these VIEs were deconsolidated as of January 1, 2010 and no longer appear in our consolidated financial statements. Upon deconsolidation, investments in securities and indebtedness both decreased by $70,872 as of January 1, 2010.

The assets of the VIEs can only be used to settle obligations of the VIEs and are not available to our creditors. Certain amounts included in the table above are eliminated upon consolidation with other RAIT subsidiaries that maintain investments in the debt or equity securities issued by these entities.

RAIT does not have any contractual obligation to provide the VIEs listed above with any financial support. RAIT has not provided and does not intend to provide financial support to these VIEs that we were not previously contractually required to provide.

NOTE 10: EQUITY

Preferred Shares

On January 26, 2010, our board of trustees declared first quarter 2010 cash dividends of $0.484375 per share on our 7.75% Series A Preferred Shares, $0.5234375 per share on our 8.375% Series B Preferred Shares and $0.5546875 per share on our 8.875% Series C Preferred Shares. The dividends were paid on March 31, 2010 to holders of record on March 1, 2010 and totaled $3,406.

On April 22, 2010, our board of trustees declared second quarter 2010 cash dividends of $0.484375 per share on our 7.75% Series A Preferred Shares, $0.5234375 per share on our 8.375% Series B Preferred Shares and $0.5546875 per share on our 8.875% Series C Preferred Shares. The dividends were paid on June 30, 2010 to holders of record on June 1, 2010 and totaled $3,415.

On July 27, 2010, our board of trustees declared third quarter 2010 cash dividends of $0.484375 per share on our 7.75% Series A Preferred Shares, $0.5234375 per share on our 8.375% Series B Preferred Shares and $0.5546875 per share on our 8.875% Series C Preferred Shares. The dividends will be paid on September 30, 2010 to holders of record on September 1, 2010.

Common Shares

Share Repurchases:

On January 26, 2010, the compensation committee approved a cash payment to the Board’s eight non-management trustees intended to constitute a portion of their respective 2010 annual non-management trustee compensation. The cash payment was subject to terms and conditions set forth in a letter agreement, or the letter agreement, between each of the non-management trustees and RAIT. The terms and conditions included a requirement that each trustee use a portion of the cash payment to purchase RAIT’s common shares in purchases that, individually and in the aggregate with all purchases made by all the other non-management trustees pursuant to their respective letter agreements, complied with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended. The aggregate amount required to be used by all of the non-management trustees to purchase common shares is $240.

Equity Compensation:

On January 26, 2010, the compensation committee awarded 1,500,000 phantom units, valued at $1,905 using our closing stock price of $1.27 on that date, to our executive officers. Half of these awards vested immediately and the remainder vests in one year. On January 26, 2010, the compensation committee awarded 500,000 phantom units, valued at $635 using our closing stock price of $1.27 on that date, to our non-executive officer employees. These awards generally vest over three-year periods.

During the six-month period ended June 30, 2010, 73,425 phantom unit awards were redeemed for common shares. These phantom units were fully vested at the time of redemption.

Share Issuances:

During the six-month period ended June 30, 2010, we issued 8,190,000 common shares, along with cash and the issuance of a senior secured convertible note, to repurchase $74,500 of our convertible notes. On July 19, 2010, we repurchased $10,000 in aggregate principal amount of our convertible senior notes for a total consideration consisting of the issuance of 3,325,000 common shares and a cash payment of $500. See Note 6-“Indebtedness” above.

Dividend Reinvestment and Share Purchase Plan (DRSPP):

We implemented an amended and restated dividend reinvestment and share purchase plan, or DRSPP, effective as of March 13, 2008, pursuant to which we have registered and reserved for issuance, in the aggregate, 18,787,635 common shares. During the six-month period ended June 30, 2010, we issued a total of 1,879,873 common shares pursuant to the DRSPP at a weighted-average price of $2.27 per share and we received $4,275 of net proceeds. As of June 30, 2010, 11,727,667 common shares, in aggregate, remain available for issuance under the DRSPP.

Standby Equity Distribution Agreement (SEDA):

On January 13, 2010, we entered into a standby equity distribution agreement, or the SEDA, with YA Global Master SPV Ltd., or YA Global, which is managed by Yorkville Advisors, LLC, whereby YA Global agreed to purchase up to $50,000, or the commitment amount, worth of newly issued RAIT common shares upon notices given by us, subject to the terms and conditions of the

SEDA. The number of common shares issued or issuable pursuant to the SEDA, in the aggregate, cannot exceed 12,500,000 common shares. The SEDA terminates automatically on the earlier of January 13, 2012 or the date YA Global has purchased $50,000 worth of common shares under the SEDA. During the three-month period ended June 30, 2010, 441,966 common shares were issued pursuant to this arrangement at a price of $2.26 and we received $1,000 of proceeds. In July 2010, 711,018 common shares were issued pursuant to this arrangement at a price of $2.11 and we received $1,500 of proceeds. After reflecting the common shares issued in July 2010, 11,347,016 common shares, in the aggregate, remain available for issuance under the SEDA.

Capital on Demand™ Sales Agreement:

On August 6, 2010, we entered into a Capital on Demand™ Sales Agreement, or the COD sales agreement, with JonesTrading Institutional Services LLC, or JonesTrading, pursuant to which we may issue and sell up to 17,500,000 of our common shares from time to time through JonesTrading acting as agent and/or principal, subject to the terms and conditions of the COD sales agreement. As of the date of the filing of this quarterly report on Form 10-Q, no common shares have been issued pursuant to the COD sales agreement.

NOTE 11: EARNINGS (LOSS) PER SHARE

The following table presents a reconciliation of basic and diluted earnings (loss) per share for the three-month and six-month periods ended June 30, 2010 and 2009:

	For the Three-Month Periods Ended June 30		For the Six-Month Periods Ended June 30
	2010	2009	2010	2009
Income (loss) from continuing operations	$24,920	$(289,564)	$58,903	$(436,358)
(Income) loss allocated to preferred shares	(3,415)	(3,415)	(6,821)	(6,821)
(Income) loss allocated to noncontrolling interests	358	4,809	593	12,397

Income (loss) from continuing operations allocable to common shares	21,863	(288,170)	52,675	(430,782)
Income (loss) from discontinued operations	456	303	926	(1,317)

Net income (loss) allocable to common shares	$22,319	$(287,867)	$53,601	$(432,099)

Weighted-average shares outstanding—Basic	80,340,703	64,995,483	77,661,419	64,972,363
Dilutive securities under the treasury stock method	1,920,203	—	1,123,364	—

Weighted-average shares outstanding—Diluted	82,260,906	64,995,483	78,784,783	64,972,363

Earnings (loss) per share—Basic:
Continuing operations	$0.27	$(4.43)	$0.68	$(6.63)
Discontinued operations	0.01	—	0.01	(0.02)

Total earnings (loss) per share—Basic	$0.28	$(4.43)	$0.69	$(6.65)

Earnings (loss) per share—Diluted:
Continuing operations	$0.26	$(4.43)	$0.67	$(6.63)
Discontinued operations	0.01	—	0.01	(0.02)

Total earnings (loss) per share—Diluted	$0.27	$(4.43)	$0.68	$(6.65)

For the three-month and six-month periods ended June 30, 2009, securities convertible into 16,890,315 and 16,276,428 common shares, respectively, were excluded from the earnings (loss) per share computations because their effect would have been anti-dilutive. For the three-month and six-month periods ended June 30, 2010, securities convertible into 6,693,341 common shares were excluded from the earnings (loss) per share computations because their effect would have been anti-dilutive.

NOTE 12: RELATED PARTY TRANSACTIONS

In the ordinary course of our business operations, we have ongoing relationships and have engaged in transactions with several related entities described below. All of these relationships and transactions were approved or ratified by our audit committee as being on terms comparable to those available on an arm’s-length basis from an unaffiliated third party or otherwise not creating a conflict of interest.

Our Chairman, Betsy Z. Cohen, is the Chief Executive Officer and a director of The Bancorp, Inc., or Bancorp, and Chairman of the Board and Chief Executive Officer of its wholly-owned subsidiary, The Bancorp Bank, a commercial bank. Mrs. Cohen’s son, Daniel G. Cohen, was our chief executive officer from the date of the Taberna acquisition until his resignation from that position on February 22, 2009. Mr. Cohen was a trustee of RAIT from the date of the Taberna acquisition until his resignation from that position on February 26, 2010. Mr. Cohen is the Chairman of the Board of Bancorp and Vice-Chairman of the Board of Bancorp Bank. Each transaction with Bancorp is described below:

a). Cash and Restricted Cash—We maintain checking and demand deposit accounts at Bancorp. As of June 30, 2010 and December 31, 2009, we had $854 and $410, respectively, of cash and cash equivalents and $927 and $1,601, respectively, of restricted cash on deposit at Bancorp. During the three-month and six-month periods ended June 30, 2009, we received $4 and $11 of interest income from Bancorp. We did not receive any interest income from the Bancorp during the three-month and six-month periods ended June 30, 2010. Restricted cash held at Bancorp relates to borrowers’ escrows for taxes, insurance and capital reserves. Any interest earned on these deposits enures to the benefit of the specific borrower and not to us.

b). Office Leases—We sublease a portion of our downtown Philadelphia office space from Bancorp at an annual rental expense based upon the amount of square footage occupied. We have signed a sublease agreement with a third party for the remaining term of our sublease. Rent paid to Bancorp was $79 and $84 for the three-month periods ended June 30, 2010 and 2009, respectively, and $147 and $168 for the six-month periods ended June 30, 2010 and 2009. Rent received for our sublease was $41 and $82 for the three-month and six-month periods ended June 30, 2010, respectively.

Mr. Cohen holds controlling positions in various companies with which we conduct business. Mr. Cohen serves as the Chairman of the board of directors and Chief Executive Officer of Cohen & Company Inc. or, Cohen & Company, and as the Chairman of the board of managers, Chief Executive Officer and Chief Investment Officer of Cohen Brothers, LLC, or Cohen Brothers, a majority owned subsidiary of Cohen & Company. Each transaction between us and Cohen & Company is described below:

a). Office Leases—We maintain sub-lease agreements for shared office space and facilities with Cohen & Company. Rent expense during the three-month periods ended June 30, 2010 and 2009, relating to these leases was $13 and for the six-month periods ended June 30, 2010 and 2009 was $25. Rent expense has been included in general and administrative expense in the accompanying consolidated statements of operations. Future minimum lease payments due over the remaining term of the lease are $283.

b). Common Shares—As of December 31, 2009, Cohen & Company and its affiliate entities owned 510,434 of our common shares. During the period ended June 30, 2010, Cohen & Company and its affiliates sold these shares and do not own any of our common shares as June 30, 2010.

c). Brokerage Services—During 2010, Cohen & Company sold $7,000 in aggregate principal amount of debt securities to an unrelated third party using the broker-dealer services of RAIT Securities, LLC, for which we earned $38 in principal transaction income.

d). Star Asia—Star Asia is an affiliate of Cohen & Company. During 2010, Star Asia purchased $2,315 in aggregate principal of debt securities from an unrelated third party using the broker-dealer services of RAIT Securities, LLC, for which we did not earn any principal transaction income. In March 2009, Star Asia issued debt securities to a third party, upon which a subsequent exchange offer was entered into with Taberna Preferred Funding III, Ltd., or Taberna III, for $22,425 and Taberna Preferred Funding IV, Ltd., or Taberna IV, for $19,434. Taberna Capital Management was the collateral manager for Taberna III and Taberna IV. We received an opinion from an independent third party concluding that the transaction was fair from Taberna III and IV’s financial viewpoint. There were no fees earned by Taberna Capital Management or Star Asia.

e). Kleros Preferred Funding VIII, Ltd.—Kleros Preferred Funding VIII, Ltd., or Kleros VIII, is a securitization managed by Cohen & Company. In June 2007, we purchased approximately $26,400 in par amount of bonds rated A through BBB issued by Kleros VIII, for a purchase price of approximately $23,997. As of June 30, 2010, the bonds have a current fair value of $0 and have been placed on non-accrual status.

Brandywine Construction & Management, Inc., or Brandywine, is an affiliate of Edward E. Cohen, the spouse of Betsy Z. Cohen and father of Daniel G. Cohen. Brandywine provided real estate management services to two properties underlying our investments in real estate. During the three-month periods ended June 30, 2010 and 2009, Brandywine earned management fees of $26 and $20, respectively, and $52 and $46 for the six-month periods ended June 30, 2010 and 2009. We believe that the management fees charged by Brandywine are comparable to those that could be obtained from unaffiliated third parties.

NOTE 13: ASSET DISPOSITIONS

On April 22, 2010 RAIT sold or delegated its collateral management rights and responsibilities relating to eight Taberna securitizations with approximately $5,858,931 in total assets under management to an affiliate of certain funds managed by an affiliate of Fortress Investment Group LLC for $16,518. These securitizations were not consolidated by RAIT and were comprised of Taberna Preferred Funding II, Ltd. through Taberna Preferred Funding VII, Ltd., Taberna Europe CDO I, P.L.C., and Taberna Europe CDO II, P.L.C. The transaction generated a $7,938 in gain on sale of asset.

During 2009, we disposed of our investments in six residential mortgage portfolios and four Taberna CDOs. All assets sold and related liabilities were removed from our consolidated balance sheet on the date of sale, with any gains or losses on dispositions recorded in our accompanying statements of operations under gains (losses) on sale of assets.

On July 16, 2009, we sold our residential mortgage portfolio to an affiliate of Angelo, Gordon & Co., L.P., pursuant to a Purchase and Sale Agreement, dated as of July 15, 2009 between our subsidiary, Taberna Loan Holdings I, LLC, and AG Park Lane I Corp. We sold all of our notes and equity interests, or the retained interests, together with any principal or interest payable thereon, issued by the following six securitizations of residential mortgage loans: Bear Stearns ARM Trust 2005-7, Bear Stearns ARM Trust 2005-9, Citigroup Mortgage Loan Trust 2005-1, CWABS Trust 2005 HYB9, Merrill Lynch Mortgage Investors Trust, Series 2005-A9 and Merrill Lynch Mortgage Backed Securities Trust, Series 2007-2. The purchase price paid by the buyer was $15,800, plus accrued interest and we recorded a $61,841 loss on sale of assets.

Previously we consolidated Taberna Preferred Funding III, Ltd, Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding VI, Ltd. and Taberna Preferred Funding VII, Ltd., four securitizations in which we were determined to be the primary beneficiary primarily due to our majority ownership of the equity interests issued by the securitizations. On June 25, 2009, we sold all of our equity interests and a portion of our non-investment grade debt that we owned in these four securitizations and determined that we are no longer the primary beneficiary and, therefore, we deconsolidated the securitizations in accordance with FASB ASC Topic 810, “Consolidation” (formerly referenced as FIN 46R). We recorded losses on the sales of assets related to these VIEs of $313,808 in June 2009.

Summarized Statement of Operations

The table below summarizes the statement of operations for the four Taberna CDOs and six residential mortgage portfolios sold in June and July 2009, respectively. The information presented below is for the six-month periods ended June 30, 2009 (dollars in thousands).

For the Six Months Ended June 30, 2009
Revenue:
Investment interest income	$168,226
Investment interest expense	(121,935)

Net interest margin	46,291
General and administrative expenses	(830)
Provision for losses	(101,981)

Income before other income (expense)	(56,520)
Losses on sales of assets	(313,808)
Change in fair value of financial instruments	(60,177)

Net income (loss)	(430,505)
(Income) loss allocated to noncontrolling interests	12,053

Net income (loss) allocable to common shares	$(418,452)

NOTE 14: ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

As of June 30, 2010, we had four properties designated as held for sale. As of December 31, 2009, we had four properties designated as held for sale, including one property that was sold during the six-month period ended June 30, 2010. The following table summarizes the consolidated balance sheet of the real estate properties classified as assets held for sale:

	As of June 30, 2010	As of December 31, 2009
Assets:
Investments in real estate	$74,652	$79,790
Cash and cash equivalents	982	1,069
Other assets	2,860	2,410
Deferred financing costs, net	148	161

Total assets held for sale	$78,642	$83,430

Liabilities:
Other indebtedness	$18,482	$18,508
Accrued interest payable	228	62
Accounts payable and accrued expenses	1,493	1,667
Other liabilities	758	766

Total liabilities related to assets held for sale (a)	$20,961	$21,003

(a)	Liabilities related to assets held for sale exclude $47,885 of first mortgages held by RAIT’s CDO securitizations that are eliminated in our consolidated balance sheet.

For the three-month and six-month periods ended June 30, 2010 and 2009, income (loss) from discontinued operations relates to four real estate properties designated as held for sale and three real estate properties sold or deconsolidated since January 1, 2009. The following table summarizes revenue and expense information for real estate properties classified as discontinued operations:

	For the Three-Month Periods Ended June 30		For the Six-Month Periods Ended June 30
	2010	2009	2010	2009
Revenue:
Rental income	$2,569	$2,280	$5,099	$5,180
Expenses:
Real estate operating expense	1,509	1,367	3,215	3,296
General and administrative expense	—	164	—	164
Depreciation expense	605	587	1,225	1,223

Total expenses	2,114	2,118	4,440	4,683

Income (loss) before interest and other income	455	162	659	497
Interest and other income	1	141	1	238

Income (loss) from discontinued operations	456	303	660	735
Gain (loss) on sale of assets	—	—	266	(2,052)

Total income (loss) from discontinued operations	$456	$303	$926	$(1,317)

Discontinued operations have not been segregated in the consolidated statements of cash flows. Therefore, amounts for certain captions will not agree with respective data in the consolidated statements of operations.

NOTE 15: COMMITMENTS AND CONTINGENCIES

Riverside National Bank of Florida Litigation

RAIT subsidiary Taberna Capital Management, LLC is named as one of fifteen defendants in a lawsuit filed by Riverside National Bank of Florida, or Riverside, on November 13, 2009 in the Supreme Court of the State of New York, County of New York. (A substantially similar action was filed by Riverside on August 6, 2009 in the Supreme Court of the State of New York, County of Kings, and subsequently discontinued without prejudice and refiled in New York County.) The action, titled Riverside National Bank of Florida v. The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., Fitch, Inc., Taberna Capital Management, LLC, Cohen & Company Financial Management, LLC f/k/a Cohen Bros. Financial Management LLC, FTN Financial Capital Markets, Keefe Bruyette & Woods, Inc., Merrill Lynch, Pierce, Fenner & Smith, Inc., JPMorgan Chase & Co., J.P. Morgan Securities Inc., Citigroup Global Markets, Credits Suisse Securities (USA) LLC, ABN Amro, Inc., Cohen & Company, and SunTrust Robinson Humphrey, Inc., asserts claims in connection with Riverside’s purchase of certain CDO securities, including securities from the Taberna Preferred Funding II, IV, and V CDOs. Riverside alleges that offering materials issued in connection with the CDOs it purchased did not adequately disclose the process by which the rating agencies rated each of the securities. Riverside also alleges, among other things, that the offering materials should have disclosed an alleged conflict of interest of the rating agencies as well as the role that the rating agencies played in structuring each CDO. Riverside seeks damages in excess of $132 million, rescission of its purchases of the securities at issue, an accounting of certain amounts received by the defendants together with the imposition of a constructive trust, and punitive damages of an unspecified amount.

On December 11, 2009, the defendants moved to dismiss all of Riverside’s claims. Riverside filed oppositions to the defendants’ motions on February 19, 2010, voluntarily dismissing its contract causes of action and opposing the remainder of defendants’ motions to dismiss. On April 16, 2010, the Office of the Comptroller of the Currency closed Riverside and named the Federal Deposit Insurance Corporation as receiver and thus as successor-in-interest to Riverside as plaintiff in this action. In a Purchase and Assumption Agreement dated April 16, 2010, a bank acquired the banking operations of Riverside from the FDIC, but appears not to have acquired Riverside’s litigation claims. On May 4, 2010, Riverside moved to substitute the FDIC as plaintiff and to stay this action for 90 days. On June 2, 2010, defendants were notified that Riverside’s motion had been granted; the court’s order was filed the following day. On June 3, 2010, pursuant to 28 U.S.C. Sec. 1446 and 12. U.S.C. Sec. 18189(b)(2)(A), defendants removed the action from the Supreme Court of the State of New York, County of New York to the United States District Court for the Southern District of New York. On June 25, 2010, the court directed the parties to refile all papers supporting and opposing defendants’ motions to dismiss, in conformance with the applicable rules of the court. Defendants’ motions to dismiss are due by August 24, 2010. An adverse resolution of the litigation could have a material adverse effect on our financial condition and results of operations.

Routine Litigation

We are involved from time to time in litigation on various matters, including disputes with tenants of owned properties, disputes arising out of agreements to purchase or sell properties and disputes arising out of our loan portfolio. Given the nature of our business activities, these lawsuits are considered routine to the conduct of our business. The result of any particular lawsuit cannot be predicted, because of the very nature of litigation, the litigation process and its adversarial nature, and the jury system. We do not expect that the liabilities, if any, that may ultimately result from such routine legal actions will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders of RAIT Financial Trust

We have reviewed the accompanying consolidated balance sheet of RAIT Financial Trust and subsidiaries as of June 30, 2010, and the related consolidated statements of operations, comprehensive income (loss) and cash flows for the three and six-month periods ended June 30, 2010 and 2009. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 2(k) and 9 to the consolidated financial statements, the Company adopted the new accounting standards classified under FASB ASC Topic 810 “Consolidation” for variable interest entities on January 1, 2010.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2009 (except for Notes 6 and 15, as to which the date is November 5, 2010), and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the year then ended (not presented herein), and in our report dated March 1, 2010, we expressed an unqualified opinion on those consolidated financial statements.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania August 6, 2010 (except for Notes 5 and 14, as to which the date is November 5, 2010)